City of Buenos Aires, January 20th, 2026 Messrs. Comisión Nacional de Valores (CNV) Messrs. Bolsas y Mercados Argentinos S.A. (BYMA) Messrs. A3 Mercados S.A. Ref.: LOMA NEGRA C.I.A.S.A. – Relevant Event Dear Sirs, We are writing in order to comply with section 2, Chapter I, Title XII of the CNV Rules (2013 revised version). We hereby inform that LOMA NEGRA C.I.A.S.A. (the “Company”) today closed the public placement of its negotiable bonds Class 6, under its program of negotiable bonds (not convertible into shares) for up to US$ 500,000,000. The notice showing the results was published today before the Comisión Nacional de Valores (CNV), Bolsas y Mercados Argentinos S.A. (BYMA) and A3 Mercados S.A. We hereby inform the relevant information of the results: • Face Value of the Negotiable Bonds Class 6 to be issued: US$ 60,000,000. • Interest Rate: 6.50%. • Issuance Price: 100% of face value. • Issuance and Liquidation Date: January, 23rd 2026. • Maturity: 36 months from the Issue and Settlement Date. • Amortization: Bullet. • Interests: Six-monthly. Sincerely, Marcos Isabelino Gradin Investor Relations Officer